Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made effective as of October 15, 2014 (the “Effective Date”), by and between Neothetics, Inc. (the “the Company”) and Kenneth Locke (the “Executive”).

The parties agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Chief Scientific Officer and shall have the duties and responsibilities assigned by the Company’s President and Chief Executive Officer (“CEO”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid work and receives the CEO’s express written consent to do so. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for nonprofit or charitable entities, provided such entities are not competitive with the Company and subject to the provisions of section 8 below.

2.3 Work Location. Executive’s principal place of work shall be located in San Diego, California, or such other location as the Company may direct from time to time.

2.4 Covenant not to Compete. Except with the prior written consent of the Chief Executive, Executive will not, during the Term of this Agreement, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates, provided that it shall not be a violation of this paragraph for Executive to serve on any non-competing corporate, civic or charitable boards or committees, as approved by the Board. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

3. At-Will Employment. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without cause (as defined below) or advance notice, by either Executive or the Company subject to the provisions regarding termination set forth below in Section 7. No representative of the Company, other than the President and CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s President and CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive an initial base salary of $317,725 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, subject to normal course year-end adjustment (the “Base Salary”). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible to earn an annual performance bonus of up to 20% of Base Salary, less applicable employment taxes and payroll deductions. This bonus is contingent upon Executive’s achievement of performance goals for the applicable annual bonus period. Executive’s performance goals shall be established by the Board (or if authority is delegated by the Board, the Compensation Committee of the Board) and the Chief Executive Officer following consultation with Executive and communicated to executive by no later than March 30th of each calendar year. The achievement of any performance goals shall be determined and certified by the Board (or if authority is delegated by the Board, the Compensation Committee of the Board). In order to be eligible to receive the bonus, Executive must be employed on the date the bonus is paid out. Any bonus will be paid pursuant to the Company’s bonus policies and by no later than March 15th of the calendar year following the calendar year to which the bonus relates.

4.3 Equity Compensation. Executive has previously been granted stock option(s) in connection with Executive’s employment with the Company. No additional equity compensation is being provided in connection with entering into this Employment Agreement. Executive may receive additional equity compensation on a case-by-case basis as determined by the Company in its sole and absolute discretion.

4.4 Performance and Salary Review. The Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Company in its sole and absolute discretion.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of the Company subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; provided, however, that it is the Company’s normal business practice to provide reimbursement at the next regular payroll date after the expense has been submitted and approved for reimbursement, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7. Termination of Executive’s Employment.

7.1 Termination for Cause by the Company. Although the Company anticipates a mutually rewarding employment relationship with Executive, the Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of the Company; (b) any acts or conduct by Executive that are materially adverse to the Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s breach of the Company’s Confidential Information and Invention Assignment Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (g) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (h) Executive’s death; provided that such events in clauses (b), (c) and/or (f) allegedly giving rise to “Cause” shall be communicated in writing to the Executive and shall continue uncured, if curable, for a period of at least 30 days thereafter. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In the event of Executive’s termination of employment by the Company for Cause, Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2 Termination Without Cause by the Company/Severance. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to six (6) months of Executive’s Base Salary then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle beginning on the second regular payday occurring following the date the Release (as defined below) becomes effective and non-revocable in accordance with its terms, provided, however, that if any portion of the Severance Payment constitutes deferred compensation subject to Section 409A (as defined below), and the sixty (60) day period for executing the Release described below, would span two (2) calendar years, then, subject further to Section 7.7(a), such portion of the Severance Payment shall commence on the first regularly scheduled payroll date occurring on or after sixty (60) days following the termination date; and (b) payment by the Company of the premiums required to continue Executive’s group health care coverage for a period of six (6) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period. Notwithstanding the foregoing, if the Company determines, in its reasonable discretion, that the payment of the premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying the premiums, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month during the Benefits Period, a fully taxable cash payment equal to the premiums for that month, grossed-up to cover all applicable withholdings, so that the net benefit to Executive equals the monthly premiums (such amount, the “Special Separation Payment”), for the remainder of the Premium Payment Period. Executive may, but is not obligated to, use such Special Separation Payment toward the cost of COBRA premiums. Executive will only receive the Severance Package if Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; (ii) executes a full general release in the form substantially similar to that attached as Exhibit A, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the sixtieth (60th) day following the termination date; and (iii) agrees as part of the release agreement not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company ((i) – (iii) shall be collectively referred to as “Severance Obligations”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with the Company for Good Reason, at any time on thirty (30) days’ advance written notice. Executive shall provide notice to the Company of the condition giving rise to “Good Reason” within ninety (90) days of the initial existence of such condition and the Company shall have thirty (30) days following such notice to remedy such condition. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the Severance Obligations. All other Company obligations to Executive pursuant to this

Agreement will become automatically terminated and completely extinguished. For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events or conditions, without Executive’s express written consent (which consent may be denied, withheld or delayed for any reason): (a) the Company’s material breach of this Agreement; (b) a material reduction in Executive’s Base Salary, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries of not more than 15% in any given year from the then-applicable Base Salary; (c) a material diminution of Executive’s position and/or duties so that Executive’s duties are no longer consistent with the position of a senior executive or Executive no longer reports to the Board of Directors; or (d) the Company relocates Executive’s principal place of work so as to increase Executive’s commute by more than fifty (50) miles.

7.4 Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with the Company without Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package.

7.5 Pay in Lieu of Notice Period. Should the Company terminate Executive’s employment without Cause or Executive resign Executive’s employment with or without Good Reason upon thirty (30) days’ advance written notice, the Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

7.6 Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of the Company.

7.7 Application of Section 409A.

(a) To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, amounts payable under this Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Section 409A of the Code (“Separation from Service”) and the regulatory and other guidance issued thereunder (the “Section 409A”). Furthermore, to the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s Separation from Service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s Separation from Service or, if earlier, the date of Executive’s death following such Separation from Service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b) the Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

7.8 Termination In Connection With A Change of Control.

(a) Severance Payment. If Executive’s employment is terminated by the Company without Cause (as defined in Section 7.1 above) or if Executive voluntarily resigns Executive’s position with the Company for Good Reason (as defined Section 7.3 above) within thirty (30) days prior to or twelve (12) months after a Change of Control (as that term is defined below), then Executive shall be entitled to receive the Severance Payment described in subsection 7.2 provided Executive complies with the Severance Obligations except that (i) the “Severance Payment” amount shall be increased to twelve (12) months of Executive’s Base Salary then in effect on the date of termination and paid in a single lump-sum payment, without interest, on or before the second regularly scheduled payroll date following the effectiveness of the binding release as set forth in subsection 7.2 above; provided, however, that if any portion of the Severance Payment constitutes deferred compensation subject to Section 409A, and the sixty (60) day period for executing the Release described in Section 7.2 would span two (2) calendar years, then, subject further to Section 7.7(a), such portion of the Severance Payment shall commence on the first regularly scheduled payroll date occurring on or after sixty (60) days following the termination date; (ii) payment by the Company of the premiums required to continue Executive’s group health care coverage shall be increased to twelve (12) months following Executive’s termination, under COBRA (subject to conversion of such payment to a Special Separation Payment as described in Section 7.2), and (iii) Executive shall receive one hundred percent (100%) vesting of any outstanding equity awards that remain unvested at the time of such termination, provided, in each case, that Executive complies with all the conditions described in subsection 7.2 above. Notwithstanding the provisions set forth in Section 7.8(a)(iii) above, to the extent an equity award confers greater rights to Executive, the terms of that award shall govern. In addition, to the extent that the determination of the number of shares subject to an equity award potentially vesting is based on performance metrics, then the number of shares subject to accelerated vesting shall be determined based on the formulae in such award to the extent ascertainable and, if not ascertainable, shall be the “target” number of shares subject to such an equity award.

(b) 280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and any Severance Payment and other benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company and other person or entity (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the Aggregate Severance provided thereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account the Excise Tax and any other applicable taxes). The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by the Company in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with clause (1) of this Section 7.8(b) shall be made in the following order and in such a manner as to maximize the value of the Aggregate Severance paid to Executive (i) cash severance pay that is treated as deferred compensation subject to Section 409A; (ii) any payments intended to pay for continued medical benefits under COBRA; (iii) any other cash severance pay that is exempt from Section 409A; (iv) any other non-cash benefit payable that is a severance benefit; (v)reduction of any other cash payment or bonus treated as being payable on account of the change of control for purposes of Section 280G of the Code; (vi) reduction of any equity compensation treated as being granted in anticipation of a change of control for purposes of Section 280G of the Code (with restricted stock, restricted stock units and other similar equity awards being reduced first, then stock options and stock appreciation rights); (vii) reduction in vesting acceleration of restricted stock units, restricted stock and other similar equity awards not described in (vi), above; and (viii) reduction in vesting acceleration of stock options and stock appreciation rights. In the event that equity compensation acceleration or grants are to be reduced or cancelled, such reduction or cancellation shall occur in the reverse order of the date of grant to Executive. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. For purposes of this Section 7.8(b), “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code

(c) Change of Control. For purposes of Section 7.8(a), a Change of Control is defined as any one of the following occurrences:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d 3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than

50% of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; or

(ii) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or

(iii) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the dissolution or liquidation of the Company.

Notwithstanding the forgoing, with respect to any payment or benefit treated as deferred compensation subject to Section 409A, the vesting rules set forth in Section 7.8(a) shall continue to apply. However, unless the Change of Control also constitutes a change in ownership or effective control of the Company (as defined in Section 409A), then although vested and nonforfeitable, the payment or benefit shall, to the extent necessary to avoid the imposition of additional taxes and/or penalties under Section 409A(a)(1), be paid based on the normal form of timing rules applicable to the payment of such payment or benefit.

8. No Conflict of Interest. During the term of Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists during the term of this Agreement, the Company may ask Executive to choose to discontinue the other work and/or activities or resign employment with the Company.

9. Confidentiality and Proprietary Rights. As a condition of continuing employment, Executive agrees to read and abide by the Company’s Confidential Information and Invention Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Nonsolicitation of the Company’s Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or recruiting any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to the Company and agrees that in the event of any such breach, the Company shall be entitled to seek temporary, preliminary and permanent injunctive relief pursuant to the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

12. Arbitration. In the event of any dispute or claim relating to or arising out of the employment relationship between Executive and the Company or the termination of that relationship (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race, disability or other discrimination), Executive and the Company agree that all such disputes shall be resolved by confidential binding arbitration conducted before a single neutral arbitrator in San Diego, California, pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org) and the rules set forth in the California Arbitration Act, Code of Civil Procedure Section 1280, et seq. (available at www.leginfo.ca.gov/calaw.html). The arbitrator shall permit adequate discovery, including discovery pursuant to Section 1283.05 of the California Code of Civil Procedure. In addition, the arbitrator is empowered to award all remedies otherwise available in a court of competent jurisdiction; however Executive and the Company each retain the right under Section 1281.8 of the California Code of Civil Procedure to seek provisional remedies. Any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this Agreement, Executive and the Company are both waiving the right to a jury trial with respect to any such disputes. Each party shall bear its own respective attorneys’ fees and all other costs, unless otherwise provided by law and awarded by the arbitrator. This arbitration agreement does not include claims that, by law, may not be subject to mandatory arbitration.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

13.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by the Company.

14. Entire Agreement. This Agreement, including the Confidential Information and Invention Assignment Agreement incorporated herein by reference and the applicable the Company equity incentive plans and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, but not limited to, any prior offer letter or employment agreement entered into by and between the Company and Executive. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

KENNETH LOCKE

Dated:	October 15, 2014	By:	/s/ Kenneth Locke
Kenneth Locke

Address:
325 7th Ave
Unit 2201
San Diego, CA 92101

NEOTHETICS, INC.

Dated:	October 15, 2014	By:	/s/ George W. Mahaffey
George W. Mahaffey
President and Chief Executive Officer

Address:
9191 Towne Centre Drive, Suite 400
San Diego, CA 92122

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

Exhibit A

GENERAL RELEASE

1. General Release by Executive. Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement; any claims for payment or benefits under the Separation Agreement; any claim or cause of action for indemnification pursuant to any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or the Company’s certificates of incorporation, charter and by-laws or any claim for contribution or any rights Executive may have to vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by the Company.

Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

Executive declares and represents that Executive intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2. California Civil Code Section 1542 Waiver. Executive expressly acknowledges

A-1

and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency.

4. Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company or any of the other Released Parties. The Company agrees that the Company, will direct its officers and directors not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Executive.

5. Confidentiality and Return of the Company Property. Executive understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to the Company on or before the Separation Date. By signing this Separation Agreement, Executive represents and warrants that Executive has returned to the Company on or before the Separation Date, all Company property, data and information belonging to the Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of the Company or the Released Parties. In addition, Executive agrees to keep the terms of this Separation Agreement confidential between Executive and the Company, except that Executive may tell Executive’s immediate family and attorney or accountant, if any, as needed, but in no event should Executive discuss this Separation Agreement or its terms with any current or prospective employee of the Company.

6. Continuing Obligations. Executive further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of the Company’s Proprietary Information and Inventions Agreement previously signed by Executive.

7. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Separation Agreement.

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8.1 Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

8.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by the Company on or before the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable after the Effective Date, provided Executive does not revoke.

8.3 Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

11. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California. Executive consents to the jurisdiction and venue of the state or federal courts in San Diego, California in any action, suit, or proceeding arising out of or relating to this Agreement.

12. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Company’s Proprietary Information and Invention Agreement previously executed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

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